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                     January 13, 2023

       Melissa Waterhouse
       Chief Executive Officer
       American Bio Medica Corporation
       122 Smith Road
       Kinderhook, NY 12106

                                                        Re: American Bio Medica
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 22,
2022
                                                            File No. 000-28666

       Dear Melissa Waterhouse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Spencer G. Feldman